                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:

                                  3 Months
                                   Ended         Year Ended December 31,
                                  --------    ----------------------------
                                  3/31/99     1998  1996  1995  1994  1993
                                  -------     ----  ----  ----  ----  ----
Ratio of Earnings to
   Fixed Charges                   6.59       5.19  7.47  8.70  9.73  9.89

       For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.